Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact:
John Vuko
Chief Financial Officer, Genitope
P: 650.482.2000
IR@genitope.com
GENITOPE CORPORATION ANNOUNCES PRICING OF COMMON STOCK OFFERING
REDWOOD CITY, Calif. — February 7, 2006 — Genitope Corporation (Nasdaq: GTOP) today announced the pricing of its public offering of 6,400,000 shares of its common stock at a price of $8.50 per share. Genitope Corporation has granted the underwriters an option to purchase up to an additional 960,000 shares to cover over-allotments, if any. All of such shares are being offered by Genitope Corporation.
WR Hambrecht + Co and RBC Capital Markets are acting as co-lead underwriters of the offering, with WR Hambrecht + Co acting as sole book-running manager. Brean Murray, Carret & Co., LLC and Punk, Ziegel & Company are acting as co-managers in the offering.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This offering of shares of common stock may be made only by means of a prospectus supplement and accompanying prospectus.
Copies of the final prospectus supplement and the accompanying prospectus can be obtained by contacting: WR Hambrecht + Co, LLC at P.O. Box 677, Berwyn, PA 19312-0677, or by telephone at 800-673-6476, or by faxing a request to 610-725-1167; RBC Capital Markets at One Liberty Plaza, 165 Broadway, New York, NY 10006, or by telephone at 212-858-7000, or by faxing a request to 212-428-6268; Brean Murray, Carret & Co., LLC at 570 Lexington Avenue, 11th Floor, New York, NY 10022, or by telephone at 212-702-6500, or by faxing a request to 212-702-6548, or Punk, Ziegel & Company, L.P. at 520 Madison Avenue, 4th Floor, New York, NY 10022, or by telephone at 212-308-9494, or by faxing a request to 212-308-2203.
About Genitope Corporation
Genitope Corporation (Redwood City, Calif.) is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation’s lead product candidate, MyVax® Personalized Immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells.
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